Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ANNOUNCES FIRST QUARTER RESULTS

WIXOM, MI. May 12 – Veri-Tek International, Corp. (AMEX: VCC) (“Veri-Tek” or the “Company”) is engineering and delivering driveshaft assembly equipment to three different South Korean customers for driveline manufacturing. In addition to this, the Company is delivering diesel engine test stations to a major diesel engine producer to improve performance and emissions. Veri-Tek expects to receive additional specialty machine orders in the near future for NVH, driveshafts, and diesel engine equipment. During the first quarter, the Company has also started to provide driveshaft manufacturing services to Tier 1 automotive companies utilizing the Veri-Tek driveshaft line.

First Quarter Results

Revenue increased to $2.2 million or 111.2% in the first quarter of 2006 from $1.1 million in the first quarter of 2005. The increase in revenue was primarily the result of increased orders for our specialty equipment as well as the timing of revenue recognition. The Company uses the percentage of completion method for revenue recognition for its specialty equipment. As a result of this method, revenue is not recognized evenly over the life of a project. The Company’s main sources of revenue for the period ended March 31, 2006 were driveshaft equipment, diesel engine test equipment, and NVH equipment.

Gross profit for the first quarter of 2006 increased to a break-even amount as compared to a gross profit loss of $0.3 million in the 2005 quarter. This gross profit increase is a result of lower material costs and improved engineering.

Selling, general and administrative expenses decreased to $0.6 million from $0.7 million for the same period in 2005. This decrease is primarily the result of cost cutting initiatives implemented at the Company.

Net loss for the quarter decreased to $0.4 million from a loss of $0.8 million in the 2005 period. On a per share basis, fully diluted loss was $0.08 per share as compared to a loss of $0.24 per share in 2005. These earnings per share figures were impacted by the number of shares outstanding. The weighted average number of shares outstanding in the first quarter of 2006 was 4,875,000 as compared to 3,343,056 in 2005.

Management Commentary

Commenting on the quarter’s results, Don Brown, President and COO of Veri-Tek stated, “The results for our first quarter compared to the first quarter of 2005 show an improvement. Revenue has increased, gross margin has improved, and SG&A expenses are lower. All these factors have contributed to improved results. Veri-Tek International has started a number of cost control programs along with some market initiatives to improve our growth and profitability. We anticipate that these initiatives will have a positive impact on our future results.”

ABOUT VERI-TEK INTERNATIONAL

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods.

SAFE HARBOR STATEMENT

Certain statements made by Veri-Tek International, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non- historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Veri-Tek does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information:

Kyle R. Stallman

Veri-Tek International, Corp.

248.560.1000

VERI-TEK INTERNATIONAL, CORP.

STATEMENTS OF INCOME

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended March 31,
	2006	2005
Net Sales	$2,237	$1,059
Cost of Sales	2,227	1,355

Gross Profit	10	(296)
Research and Development Costs	1	192
Selling, General and Administrative Expenses	577	692

Income (Loss) from Operations	(568)	(1,180)
Other Income (Expense)
Interest Income	19	6
Interest Expense	—	(53)

	19	(47)

Income (Loss) Before Income Taxes	(549)	(1,227)
Income Tax Benefit	179	416

Net Income (Loss)	(370)	(811)

Earnings Per Share
Basic	$(0.08)	$(0.30)
Diluted	$(0.08)	$(0.24)

Weighted Average Common Shares
Basic	4,875,000	2,731,818
Diluted	4,875,000	3,343,056

VERI-TEK INTERNATIONAL, CORP.

BALANCE SHEETS

(in thousands)

	March 31, 2006 (Unaudited)	December 31, 2005
ASSETS
Current Assets
Cash and Cash Equivalents	$890	$2,025
Accounts Receivable - Trade	673	1,837
Accounts Receivable - Other	—	2
Cost and Estimated Earnings in Excess of Billings, net	3,574	2,461
Inventory at Cost	1,363	1,162
Prepaid Expenses	236	136

Total Current Assets	6,736	7,623

Property, Plant and Equipment, net	2,315	2,085

Other Assets
Security Deposits	48	48
Loan Cost, net	17	23
Patents, net	4,138	4,212
Software, net	126	130
Deferred Tax Asset	3,289	3,106

Total Other Assets	7,618	7,519

Total Assets	$16,669	$17,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable - Trade	$659	$767
Accrued Expenses	185	269

Total Current Liabilities	844	1,036
Long Term Liabilities
Deferred Tax Liability	24	20

Total Long Term Liabilities	24	20

Total Liabilities	868	1,056

Shareholders’ equity
Common Stock - No Par Value, Authorized 20,000,000 shares, Issued and Outstanding 4,875,000 shares	22,332	22,332
Retained Earnings (Accumulated Deficit)	(6,531)	(6,161)

Shareholders’ Equity	15,801	16,171

Liabilities and Shareholders’ Equity	$16,669	$17,227